Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDUCE HIGH COST DEBT BY AN ADDITIONAL $500 MILLION

Approximately $18 Billion of High Cost Debt

Eliminated or Refinanced Since January 2010

NEW YORK – January 19, 2012 – CIT Group Inc.  (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem an additional $500 million of 7% Series A Second Lien Notes (Notes) maturing in 2016 with cash on hand. Following this redemption, approximately $1 billion principal amount of the Notes maturing in 2016 and approximately $2.9 billion principal amount of the Notes maturing in 2017 will remain outstanding.

“Our decision to eliminate another $500 million of high cost debt will further reduce our funding costs and benefit our net interest margin and profitability,” said John A. Thain, Chairman and Chief Executive Officer.

Including the Series A redemption announced today, CIT will have eliminated or refinanced approximately $18 billion of first lien and second lien debt since the beginning of 2010, including $7.5 billion of first lien debt, approximately $8.3 billion of Series A Notes and its entire $2.1 billion of Series B Notes.

The Company has provided a redemption notice for the Series A Notes to the trustee and intends to complete the Series A redemption on February 21, 2012. As provided under the terms of the Series A Notes, the Notes will be redeemed at par and will be redeemed on a pro-rata basis among all of the 2016 Series A Notes.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found on CIT's Web site, cit.com, in the Investor Relations section.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in financing and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com